Piper Funds Merger

The Board of Directors and shareholders of the Piper
Funds approved a reorganization of the Piper Funds into the FAIF Funds which took place at the close of business on July 31, 1998*:


Piper Acquired Fund          FAIF Acquiring Fund
Adjustable Rate Mortgage     Adjustable Rate Mortgage
Securities                      Securities (New FAIF shell)

Intermediate Bond Fund       Intermediate Term Income
Government Income            Fixed Income
American Government          Fixed Income
Income Fund(AGF)
American Government          Fixed Income
Income Portfolio(AAF)
American Opportunities       Fixed Income
Income Fund(OIF)
The Americas' Income
Trust(XUS)                   Strategic Income (New FAIF shell)
Highlander Income (HLA)      Strategic Income (New FAIF shell)

* For the American Government Income Fund,
 American Government Income Portfolio, and American
Opportunities Income Fund the reorganization was effective as of August 28,1998. The Americas' Income Trust and
Highlander Income Fund reorganization was effective as of July 24, 1998.

Under the Agreement and Plan for Reorganization the Piper
Class A shares were exchanged for Class A shares of FAIF, and Piper Class Y shares were exchanged for FAIF Class Y shares.

The net assets acquired and shares issued and redeemed were as follows:

Fund                    Net Assets        Shares Issued       Acquired Funds
                                                              Shares Redeemed
Adjustable Rate
Mortgage Securities   $       ---            17,197,369          17,197,369
Intermediate Term       427,535,403           5,211,245           6,857,590
Fixed Income           1,168,413,969          5,152,104           6,252,005
Fixed Income(AAF)      1,250,228,424          8,290,249          16,080,952
Fixed Income(AGF)      1,250,228,424         11,203,772          18,357,910
Fixed Income (OIF)     1,250,228,424         10,034,207          16,990,545
Strategic Income	(HLA)         --             5,749,951           6,251,304
Strategic Income (XUS)         --             2,892,106           1,989,467

Included in the net assets from the Piper Funds were the following components:

Fund               Paid In Capital  Undistributed   Accumulated  Net Unrealized
                                    Net Investment    Realized    Appreciation/
                                    Income          Gain/(Loss)   Depreciation
Adjustable Rate      $285,449,774    $(118,528)   $(146,484,460)   $1,017,624
Mortgage Securities
Intermediate Bond     327,628,512        --        (275,850,285)      991,555
Government Income      70,538,606                   (15,907,522)	   3,411,144
American Government
     Income Fund      127,321,753        --         (35,900,498)    3,578,713
American Government   183,194,571        --         (59,639,228)    4,835,535
    Income Portfolio
American Opportunities 171,770,276       --         (61,997,942)    5,218,444
    Income Fund
The Americas'          72,436,361        --         (15,154,616)      217,766
    Income Trust
Highlander Income      27,975,521        --             (44,950)    1,290,492



                                 Net Assets

Adjustable Rate                 $139,864,410
    Mortgage Securities
Intermediate Bond                 52,769,78
Government Income                 58,042,228
American Government
     Income Fund                  94,999,968
American Government              128,390,878
    Income Portfolio
American Opportunities           114,990,778
    Income Fund
The Americas'                     57,499,51
    Income Trust
Highlander Income                 28,921,063

The acquisitions were accounted for by the method of accounting for tax free mergers of investment companies
(sometimes referred to as the pooling without restatement method).